Exhibit 10.8

GLOBAL AMENDMENT

THIS GLOBAL AMENDMENT to the Notes (as defined below) (the “Amendment”) is entered into on April 15, 2021, (the “Execution Date”) as of December 31, 2020 (the “Effective Date”), by and between Grapefruit USA, Inc., a Delaware corporation (the “Company”), and Auctus Fund, LLC, a Delaware limited liability company (the “Holder”) (each the Company and the Holder a “Party” and collectively the “Parties”).

BACKGROUND

A. The Company and Holder are the parties to that certain convertible promissory note dated May 31, 2019, in the original principal amount of $600,000.00 (as amended from time to time, including that certain amendment dated August 2, 2019 by which the principal balance was increased by $222,750.00 due to an advance of that amount by the Holder on or about August 2, 2019, the “Note I”), certain convertible promissory note dated August 12, 2019, in the original principal amount of $1,200,000.00 (as amended from time to time, the “Note II”), certain convertible promissory note dated December 23, 2019, in the original principal amount of $250,000.00 (as amended from time to time, the “Note III”), certain convertible promissory note dated March 3, 2020, in the original principal amount of $280,000.00 (as amended from time to time, the “Note IV”), certain convertible promissory note dated July 15, 2020, in the original principal amount of $500,000.00 (as amended from time to time, the “Note V”), certain convertible promissory note dated October 12, 2020, in the original principal amount of $1,000,000.00 (as amended from time to time, the “Note VI”), and certain promissory note dated February 26, 2021, in the original principal amount of $450,000.00 (as amended from time to time, the “Note VII”, and collectively with Note I, Note II, Note III, Note IV, Note V, Note VI, the “Notes”); and

B. The Parties desire to amend the Notes as set forth expressly below.

NOW THEREFORE, in consideration of the execution and delivery of the Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. As of the Effective Date, the first sentence of Section 1.2 of the Notes shall be replaced with the following: “Subject to the adjustments described herein, the conversion price (the “Conversion Price”) shall equal $0.075 per share (subject to equitable adjustments for stock splits, stock dividends or rights offerings by the Borrower relating to the Borrower’s securities or the securities of any subsidiary of the Borrower, combinations, recapitalization, reclassifications, extraordinary distributions and similar events).”

2. On the Execution Date, the Company shall issue to Holder a common stock purchase warrant for the purchase of 20,000,000 shares of the Company’s common stock at an exercise price of $0.075 per share (the “Warrant”), pursuant to the terms contained in such Warrant.

3. This Amendment shall be deemed part of, but shall take precedence over and supersede any provisions to the contrary contained in the Notes. Except as specifically modified hereby, all of the provisions of the Notes, which are not in conflict with the terms of this Amendment, shall remain in full force and effect.

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

Grapefruit USA, Inc.		Auctus Fund, LLC

By:	/s/ Bradley Yourist	By:	/s/ Lou Posner
Name:	Bradley Yourist	Name:	Lou Posner
Title:	CEO	Title:	Managing Director